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                                                                      EXHIBIT 12
                                PHARMERICA, INC.


               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES



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
                                                    YEAR ENDED DECEMBER 31,
                                        -----------------------------------------------   MARCH 31,
                                         1993      1994      1995      1996      1997       1998
                                        -------   -------   -------   -------   -------   ---------
Fixed Charges --
  Interest on debt and capitalized
     leases...........................  $   110   $   113   $    --   $    --   $ 2,483    $ 7,795
  Interest element of rentals.........    2,218     2,679     4,335     4,047     4,547      1,673
                                        -------   -------   -------   -------   -------    -------
       Total..........................  $ 2,328   $ 2,792   $ 4,335   $ 4,047   $ 7,030    $ 9,468
                                        =======   =======   =======   =======   =======    =======
Earnings --
  Consolidated net income.............  $15,075   $15,058   $ 4,586   $20,287   $26,697    $11,330

Add back --
  Provision for taxes.................   10,281    10,291     5,977    14,668    18,992      8,698
  Fixed charges.......................    2,328     2,792     4,335     4,047     7,030      9,468
                                        -------   -------   -------   -------   -------    -------
                                        $27,684   $28,141   $14,898   $39,002   $52,719    $29,496
                                        =======   =======   =======   =======   =======    =======
Ratio of earnings to fixed charges....     11.9      10.1       3.4       9.6       7.5        3.1
                                        =======   =======   =======   =======   =======    =======
Pro forma fixed charges
  Historical fixed charges............                                          $ 7,030    $ 9,468
  Incremental interest................                                           22,479      1,523
                                                                                -------    -------
  Pro forma fixed charges.............                                          $29,509    $10,991
                                                                                =======    =======
Pro forma ratio of earnings to fixed
  charges.............................                                              1.8        2.7
                                                                                =======    =======
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